FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports Strong Second-Quarter 2015 Earnings Growth
Second-Quarter 2015 Highlights

•	OIBDA of $13.2 million increased $27.8 million from the prior year quarter

•	WWE Network total subscribers increased 75% to more than 1.2 million from the second quarter 2014; average paid subscribers increased 31% to approximately 1.2 million from the first quarter 2015

•	Tough Enough premiered June 23 on USA Network. The Company’s reality franchises, Tough Enough and Total Divas, have expanded WWE’s weekly television audience by nearly 5 million unique viewers

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WWE is one of the brands that will participate in an ad-supported video test on Facebook that shares revenue with content creators. WWE served more than 440 million video views on Facebook during the quarter

Year-To-Date 2015 Highlights

•	Network segment revenue reached a record of $131.0 million on a trailing 12-month basis

•	International revenue increased by 38% to $78.6 million through the first six months of 2015

•	WWE surpassed 500 million social media followers across all its global platforms, and now ranks 6th on Sprinklr’s Social Business Index, ahead of the NBA, NFL and other media properties

STAMFORD, Conn., July 30, 2015 - WWE (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2015. For the quarter, the Company reported net income of $5.1 million, or $0.07 per share, compared to a net loss of $14.5 million, or $0.19 loss per share, in the second quarter last year.
“The performance of WWE Network demonstrates our ability to transform our legacy pay-per-view business into a global subscription business with high growth potential,” said WWE Chairman & CEO Vince McMahon. “We have made meaningful progress executing our key strategic initiatives, including the achievement of significant international growth and increased engagement across our digital and social media platforms.”
“Our strong earnings growth was driven primarily by the expansion of WWE Network subscribers, the escalation of our television rights fees as well as strong sales of our franchise video game. For the quarter, our OIBDA surpassed our expectations,” added George Barrios, Chief Strategy & Financial Officer. “The ramp-up of WWE Network subscribers, while exhibiting a seasonal pattern, continued to show strong year-over-year growth. Our success in developing WWE Network, maximizing our television rights fees and driving revenue growth from our global markets reinforces our long-term potential.”

WWE Network Update: Second Quarter Highlights
Network segment revenue reached a record of $131.0 million on a trailing 12-month basis that exceeded the Company’s annual pay-per-view revenue in every calendar year through 2014. During the quarter, Network segment revenue increased 57% on a pro-forma basis (excluding the timing impact of WrestleMania in the second quarter 2014)1. Supporting the growth in revenue, WWE Network had 1,156,000 paid subscribers at quarter end, and averaged approximately 1,216,000 paid subscribers during the quarter, representing an 83% increase from the prior year quarter and a 31% increase from the first quarter 2015 average.2 During the quarter, the Company premiered more than 75 hours of original content on WWE Network, increased the network’s comprehensive video-on-demand library to more than 3,300 hours, and continued to broaden its global distribution. From inception through June 30, 2015, WWE Network attracted more than 2.0 million unique subscribers with approximately 61% of these subscribers active as of that date.

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WWE Network’s compelling live and original content, including the Company’s pay-per-views, original series, NXT Live, and other specials continued to drive viewer engagement. Among the more than 75 hours of content that debuted during the quarter, original series, WWE Too Hot for TV (produced with legendary talk show host Jerry Springer), Swerved (produced with Jeff Tremaine, Director of Jackass and Bad Grandpa), and Stone Cold Podcast were among the network’s top programs. Additionally, Beast in the East, a live event special produced in Japan on July 4th, has become the network’s most watched program to date (excluding pay-per-views).

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The Company continued to broaden the global distribution of WWE Network, which was made available in Italy and Malaysia in July, 2015. At quarter-end, WWE Network had approximately 217,000 international subscribers[2].

•	During the quarter, 90% of subscribers accessed WWE Network at least once per month. Consumer research indicates that 91% of subscribers are satisfied with WWE Network.
(1) For more information on the timing impact of WrestleMania, see Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures.
(2) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions. Trial subscribers acquired during a promotional period are not counted as paying subscribers until they convert after the end of the free period.
WWE Network Update: Future Plans
To grow WWE Network, the Company is executing a five-part strategy, including creating new content, implementing high impact customer acquisition and retention programs, introducing new features, expanding distribution platforms, and entering new geographies. Over the remainder of 2015, the Company is focused on expanding the network’s line-up of compelling original content as a critical element of this strategy.
Programming: For the remainder of 2015, the Company expects to add approximately 180 hours of original content to the network’s featured programming. Exciting original programming coming to the network includes a reality series following the stars of NXT as they strive to make WWE’s main roster, a new series Table for 3 that gives viewers a seat at the table with our Superstars and Divas, a studio show highlighting current events in the world of WWE and beyond, and new episodes of WWE 24, The WWE List, and Stone Cold Podcast, as well as teasers of Camp WWE, an animated adult series premiering in 2016. In addition, the Company plans to expand WWE Network’s robust video-on-demand library, which currently has more than 3,300 hours of content. Themed programming collections to be added to this library include The Raw Attitude Era Part 2: Austin/McMahon, WCW Nitro: Accelerating the War, and The 20th Anniversary of Monday Nitro.
Acquisition & Retention: Based on the successful execution of the network’s free trial promotions, a rolling one-month free trial program was initiated in July and marks the fourth consecutive month and the fifth month this year that the Company has implemented a free trial offering. During the second quarter, the Company enhanced the network’s “watch list” technology, providing the ability to add new programs to subscribers’ watch lists from email notifications. The Company plans to continue utilizing this capability in its subscriber communications. The Company also plans to leverage its sizeable social media and digital assets, such as video sampling on Facebook and WWE.com, to target and acquire new subscribers. To facilitate network subscriptions, the Company plans to introduce a three-month subscription card at retail, enabling a “no credit card required” payment option.

Features/Distribution: Other important elements of the Company’s network strategy include improving the user experience and content discovery across devices and continuing to expand distribution platforms. Over the coming months, the Company will continue to improve the user experience by enhancing the network’s search functionality, adding the ability to organize content as themed “collections” and allowing non-subscribers the ability to explore the breadth and depth of programs available on the service.
Geographies: The Company continues to develop plans for geographic expansion to India, China, Germany, Japan, and Thailand.
2015 Business Outlook
The rate of WWE Network subscriber adoption is a critical determinant of the Company’s projected future financial performance.
In 2015, the Company expects year-over-year adjusted OIBDA growth in every quarter, with growth driven by the performance of WWE Network, the contractual escalation of television rights fees, and continued innovation across all of the Company’s businesses.
For the third quarter 2015, the Company expects ending paid network subscribers of approximately 1.2 million, representing an increase of about 3%-5% from the end of the second quarter 2015 and an approximate increase of 64% from the end of the third quarter 2014.  Additionally, the Company projects Adjusted OIBDA of $13 million to $17 million for the third quarter. Although the Company anticipates earnings growth on a year-over-year basis in the fourth quarter, it does not expect the same level of OIBDA growth as anticipated in the third quarter.  (Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information included in this release).
For the full-year 2015 Business Outlook, see the Company’s Q4 2014 Earnings Release - February 12, 2015.
Comparability of Results
WrestleMania 31 occurred on March 29, 2015 and is included in first quarter 2015 results, whereas the comparable prior year event occurred on April 6, 2014 and was included as part of second quarter 2014 results. Given that WrestleMania impacted subscriber growth in April 2015 and April 2014, the Company believes the timing impact of WrestleMania on second quarter 2014 results is best estimated from the direct contribution of the event to ticket sales, merchandise sales, pay-per-view revenue, and pay-per-view production costs (excluding any attribution of subscription revenue from WWE Network). In aggregate, these items increased second quarter 2014 revenue by $35.0 million and increased OIBDA and EPS by $9.1 million and $0.08, respectively.  In order to facilitate an analysis of the Company’s financial results, the Company has prepared a pro forma statement, which excludes these items from reported amounts. The impact of WrestleMania is measured using a pro forma statement rather than as an adjusting item to the Company’s reported results because adjustments to the Company’s financial measures are limited by definition to items that are difficult to predict and are considered unusual or non-recurring in nature. (See Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures.)

As defined, adjusted financial measures would exclude certain material items, including but not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. In the prior year quarter, the Company recorded a $1.6 million adjustment to reduce the carrying value of the former corporate aircraft to its estimated fair value prior to its sale. In order to facilitate an analysis of financial results on a comparable basis, where noted, the Company's results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).
Three Months Ended June 30, 2015 - Results by Region and Business Segment
Revenues decreased 4% to $150.2 million from $156.3 million reflecting the timing impact of WrestleMania. North American revenues decreased 13% as that event positively impacted pay-per-view, live event and merchandise revenue in 2014. Excluding the impact of WrestleMania, North American revenues increased $15.9 million, or approximately

17%, driven by the expansion of WWE Network subscribers and the escalation of television rights fees as well as increased video game sales as reflected in the Company’s Media and Consumer Products divisions, respectively. Similarly, revenues from outside North America increased 30% as these growth factors were reflected in the Company’s Media and Consumer Products divisions, respectively, across the EMEA and Asia Pacific regions. Revenue in the current quarter was reduced approximately $2.5 million by unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	June 30, 2015	June 30, 2014
Net Revenues By Region:
North America	$107.4	$123.3
Europe/Middle East/Africa (EMEA)	30.8	23.3
Asia Pacific (APAC)	10.5	8.3
Latin America	1.5	1.4
Total net revenues	$150.2	$156.3

	Three Months Ended
	June 30, 2015	June 30, 2014
Net Revenues By Segment:
Media Division	$99.1	$97.7
Live Events	26.4	40.3
Consumer Products Division	21.8	16.0
WWE Studios	2.1	1.7
Corporate and Other	0.8	0.6
Total net revenues	$150.2	$156.3
Media Division
Revenues from the Company's Media division increased to $99.1 million from $97.7 million as growth from the escalation of television rights fees more than offset the lower revenue from the Company’s Network, Home Entertainment and Digital Media segments.

The following table reflects Media Division revenues (in millions):

	Three Months Ended
Media Division Revenues	June 30, 2015	June 30, 2014
Network	$40.1	$43.3
Television	52.1	43.8
Home Entertainment	3.1	5.4
Digital Media	3.8	5.2
Total Media Division revenues	$99.1	$97.7

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Network revenues, which include revenue generated by WWE Network and pay-per-view, decreased 7% to $40.1 million as WrestleMania generated pay-per-view revenue of $17.8 million in the prior year quarter.

WWE Network revenue increased to $36.6 million from $19.4 million in the prior year quarter based on an 83% year-over-year increase in average paid subscribers to 1,216,000. WWE Network had approximately 1,227,000 total subscribers at June 30, 2015 as compared to 1,327,000 total subscribers at March 31, 2015 and 700,000 total subscribers at June 30, 2014.

The following table reflects WWE Network paid subscribers (in thousands):

	Three Months Ended		Twelve Months Ended
	June 30, 2015	June 30, 2014	Dec. 31, 2014
Ending total subscribers	1,227	700	816
Ending paid subscribers
U.S.	939	700	772
International	217	—	44
Total paid subscribers	1,156	700	816
Average Paid Subscribers
Quarter	1,216	665	—
Year-to-date(3)	1,072	406	567

(3) The calculation of average paid subscribers for the twelve months ending Dec. 2014 uses a year-to-date period beginning January 1, 2014 and is below the average that would be calculated using the actual WWE Network launch date, February 24, 2014.

Pay-per-view revenue contributed $3.5 million in revenue with approximately 264,000 buys as three events were produced in the quarter. On a comparable basis (for the events produced in both the current and prior year quarter - i.e., excluding WrestleMania in the prior year quarter), current period pay-per-view buys declined 44% reflecting the availability of pay-per-view events on WWE Network.

The details for the number of buys are as follows (in thousands):

		Three Months Ended
Broadcast Month	Events (in chronological order)	June 30, 2015	June 30, 2014
April	WrestleMania XXX ®		690
April/May	Extreme Rules™	56	108
May/June	WWE Payback™	54	67
June	Money in the Bank	57	122
Prior/Other events(4)		97	72
	Total	264	1,059

(4) Other events include Elimination Chamber, which was produced as a special for WWE Network and also distributed as a pay-per-view event in certain international markets.

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Television revenues increased 19% to $52.1 million from $43.8 million in the prior year quarter primarily due to the renegotiation of key domestic and international distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015. Revenue growth was partially offset by the timing of Total Divas, which was not aired in the quarter whereas the prior year quarter reflected the production and monetization of the program’s second season.

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Home Entertainment net revenues decreased to $3.1 million from $5.4 million in the prior year quarter reflecting reductions in DVD/Blu-ray shipments and average pricing. Unit shipments declined by 10% to 523,000 units and average effective prices declined 21% to $10.70 due, in part, to broader industry declines.

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Digital Media net revenues were $3.8 million compared to $5.2 million in the prior year quarter. The decline reflected the absence of revenues associated with the Company’s Magazine Publishing business, which was discontinued in the third quarter 2014.

Live Events
Live Event revenues decreased 34% to $26.4 million from $40.3 million in the prior year quarter primarily due to the timing of WrestleMania, which occurred in the first quarter of 2015 as compared to the second quarter of 2014. Excluding the impact of WrestleMania, Live Event revenues were approximately $25.7 million in the prior year quarter.

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There were 86 total events in the current quarter, including 65 events in North America and 21 events in international markets, as compared to 77 total events including 54 North American events and 23 international events in the prior year quarter.

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North American live event revenue decreased 57% to $16.9 million from $29.5 million in the prior year quarter, driven by the timing of WrestleMania. Excluding the impact of this event, revenue from the Company’s North American live events increased 13%, or $2.0 million, reflecting the occurrence of 12 more events than in the prior year quarter and a 5% increase in average ticket prices to $46.45. These factors more than offset a 10% decline in average attendance to 5,400 fans that reflected changes in the mix of venues.

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International live event revenue decreased 12% to $9.5 million from $10.8 million primarily due to the staging of two fewer events in the current year quarter and adverse changes in foreign exchange rates.

Consumer Products Division
Revenues from Consumer Products increased 36% to $21.8 million from $16.0 million in the prior year quarter, with growth driven by the Company’s Licensing business as described below.

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Licensing revenues increased 105% to $11.3 million from $5.5 million primarily due to increased video game revenues that derived from both higher unit sales and effective royalty rates than in the prior year quarter. Estimated unit sales of our newest franchise game, WWE2K15, have increased globally by over 40% to date. Additionally, the increase in licensing revenue benefited from higher sales of downloadable content associated with the WWE branded game, WWE Supercard.

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Venue Merchandise revenues decreased to $4.7 million from $6.5 million in the prior year quarter due to the timing impact of WrestleMania, which generated merchandise sales of $2.6 million in the prior year.

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WWEShop revenues increased 45% to $5.8 million as compared to $4.0 million in the prior year quarter reflecting a 52% rise in the number of online merchandise sales to approximately 127,500 orders. The significant rise in orders was driven by increased marketing and improved product assortment.

WWE Studios
WWE Studios recognized revenue of $2.1 million as compared to revenue of $1.7 million in the prior year quarter. The increase in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies. During the quarter, the Company released two feature films, The Marine 4: Moving Target (direct-to-DVD)and Vendetta (limited theatrical). Recent releases that also include Leprechaun Origins, See No Evil 2 and The Flintstones & WWE Stone Age Smackdown have shown performance in line with expectations.
Corporate and Other
Corporate and Other expenses of $41.6 million were essentially unchanged from the prior year quarter. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA reached $13.2 million as compared to a loss of $14.6 million in the prior year quarter. The $27.8 million increase was driven by the expansion of WWE Network, the escalation of television rights fees and increased video game sales. Network segment OIBDA increased $24.5 million with significant growth in subscription revenue as well as lower programming and customer service costs. Television profits increased $9.5 million predominantly from the renegotiation of key distribution agreements. These growth drivers were partially offset by reduced profits from Live Events due to the timing of WrestleMania and reduced profits from Home Entertainment. With growth in its high margin businesses, increased network scale and operating efficiencies in the period, the Company's overall OIBDA margin improved to 9% in the current year quarter as compared to (9)% in the prior year quarter.
Depreciation and Amortization
Depreciation and amortization expense totaled $5.9 million for the current year quarter as compared to $7.9 million in the prior year quarter. Depreciation expense in the prior year quarter reflected an adjustment of $1.6 million to reduce the carrying value of the Company’s corporate aircraft to its estimated fair value. On an adjusted basis, depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded expense of $0.3 million that was unchanged from the prior year quarter.
Effective tax rate
The effective tax rate was 28% for the current quarter as compared to 36% in the prior year quarter. The lower rate in the current year quarter reflects increased domestic production activity tax benefits.

Summary Results for the Six Months Ended June 30, 2015
Total revenues for the six months ended June 30, 2015 were $326.4 million as compared to $281.9 million in the prior year period. Operating income for the current year period was $22.4 million versus operating loss of $34.7 million in the prior year period. Net income was $14.9 million, or $0.20 per share, as compared to net loss of $22.5 million, or $0.30 per share, in the prior year period. OIBDA increased $56.0 million to $34.2 million for the current six month period as compared to an OIBDA loss of $21.8 million in the prior year period. Excluding items in 2014 that impacted comparability on a year-over-year basis, Adjusted Operating income was $22.4 million compared to Adjusted Operating loss of $33.1 million in the prior year period, and Adjusted Net income was $14.9 million, or $0.20 per share, compared to Net loss of $21.5 million, or $0.29 per share, in the prior year period.
Six Months Ended June 30, 2015 - Results by Region and Business Segment
Revenues increased 16% to $326.4 million from $281.9 million. North American revenues increased 10% driven by the escalation of television rights fees and the expansion of WWE Network as reflected in the Company’s Media Division, higher video game sales as reflected in the Consumer Products Division as well as higher average ticket prices for the Company’s live events. These were partially offset by a reduction in Home Entertainment revenue. Revenues from outside North America increased 38% driven by the increased monetization of content as reflected in the Company’s Media Division across the EMEA and Asia Pacific regions. Revenue in the current period was impacted by approximately $3.5 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and by segment (in millions):

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Revenues By Region:
North America	$247.8	$225.0
Europe/Middle East/Africa (EMEA)	52.4	36.2
Asia Pacific (APAC)	22.5	17.3
Latin America	3.7	3.4
Total net revenues	$326.4	$281.9

	Six Months Ended
	June 30, 2015	June 30, 2014
Net Revenues by Segment:
Media Division	$203.9	$173.5
Live Events	65.7	62.0
Consumer Products Division	52.0	39.2
WWE Studios	3.6	6.1
Corporate and Other	1.2	1.1
Total net revenues	$326.4	$281.9

Media Division
Revenues from the Company's Media division increased 18% to $203.9 million from $173.5 million primarily due to the escalation of television rights fees and the ramp up of WWE Network. These growth drivers more than offset the revenue declines from the Company’s Home Entertainment and Digital Media segments.

The following table reflects Media Division revenues (in millions):

	Six Months Ended
Media Division Revenues	June 30, 2015	June 30, 2014
Network	$77.7	$61.7
Television	110.3	84.1
Home Entertainment	7.8	15.9
Digital Media	8.1	11.8
Total Media Division revenues	$203.9	$173.5
Live Events
Live Event revenues increased 6% to $65.7 million from $62.0 million in the prior year period primarily due to a comparable increase in average ticket prices at the Company’s events in North America, including WrestleMania.

	Six Months Ended
	June 30, 2015	June 30, 2014
Live events	$63.9	$60.0
Travel Packages	1.8	2.0
Total	$65.7	$62.0
Consumer Products Division
Revenues from Consumer Products increased 33% to $52.0 million from $39.2 million in the prior year period, with growth driven by higher sales of the Company’s franchise video game in domestic and international markets.

	Six Months Ended
	June 30, 2015	June 30, 2014
Licensing	$27.8	$19.5
Venue merchandise	13.1	11.5
WWEShop	11.1	8.2
Total	$52.0	$39.2

WWE Studios
WWE Studios recognized revenue of $3.6 million as compared to revenue of $6.1 million in the prior year period. The decrease in revenue was primarily due to the performance and timing of results from the Company’s portfolio of movies as the prior year quarter reflected the strong performance of The Call (released theatrically in March 2013).
Corporate and Other
Corporate and Other expenses of $79.3 million were essentially unchanged from the prior year period. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA reached $34.2 million as compared to a loss of $21.8 million in the prior year period. The $56.0 million increase was driven by the expansion of WWE Network and the escalation of television rights fees. Network segment OIBDA increased $26.6 million with significant growth in WWE Network subscription revenue as well as lower network programming, customer service and marketing costs. Television profits increased $24.8 million predominantly from the renegotiation of key distribution agreements. Additionally, higher video game sales and increased ticket prices for the Company’s live events contributed to the overall OIBDA growth. These growth factors were partially offset by lower DVD sales and reduced profits from Home Entertainment. With growth in its high margin businesses, increased network scale and operating efficiencies in the period, the Company's OIBDA margin improved to 10% in the first half 2015 as compared to (8)% in the prior year period.
Depreciation and Amortization
Depreciation and amortization expense totaled $11.8 million for the current year period as compared to $12.9 million in the prior year period. Depreciation expense in the prior year quarter reflected an adjustment of $1.6 million to reduce the carrying value of the Company’s corporate aircraft to its estimated fair value.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded expense of $0.9 million compared to $0.6 million in the prior year period.
Effective tax rate
The effective tax rate was 31% in the current period as compared to 36% in the prior year period. The lower rate in the current year period reflected increased domestic production activity tax benefits.
Cash Flows & Liquidity
Cash flows provided by operating activities were $28.1 million in the current year period compared to cash used by operating activities of $4.7 million in the prior year period, with the increase driven by improved operating performance.

Purchases of property and equipment and other assets increased by $4.8 million from the prior year period.
As of June 30, 2015, the Company held $110.5 million in cash and short-term investments and currently estimates debt capacity under the Company’s revolving line of credit to be approximately $151 million.
Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - ir.corporate.wwe.com. Note: As previously announced, WWE will host a conference call at 11:00 a.m. ET on July 30 to discuss the Company's earnings results for the second quarter of 2015. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 855-200-4993 (toll free) or 913-489-5104 from outside the U.S. (conference ID for both lines: 7721585). Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 30, 2015 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.
About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 35 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all 12 live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 175 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercising control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares which are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made, are subject to change without any obligation on the part of the Company to update or revise them, and undue reliance should not be placed on these statements.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net revenues	$150.2	$156.3	$326.4	$281.9
Cost of revenues	87.3	121.7	197.0	206.5
Selling, general and administrative expenses	49.7	49.2	95.2	97.2
Depreciation and amortization	5.9	7.9	11.8	12.9
Operating income (loss)	7.3	(22.5)	22.4	(34.7)
Investment income, net	0.4	0.2	0.6	0.4
Interest expense	(0.6)	(0.5)	(1.1)	(1.0)
Other (expense) income, net	(0.1)	—	(0.4)	—
Income (loss) before income taxes	7.0	(22.8)	21.5	(35.3)
Provision for (benefit from) income taxes	1.9	(8.3)	6.6	(12.8)
Net income (loss)	$5.1	$(14.5)	$14.9	$(22.5)

Earnings (loss) per share:
Basic and diluted	$0.07	$(0.19)	$0.20	$(0.30)

Weighted average common shares outstanding:
Basic	75.5	75.1	75.5	75.1
Diluted	76.2	75.1	76.1	75.1
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44.3	$47.2
Short-term investments, net	66.2	68.2
Accounts receivable, net	38.6	40.1
Inventory	6.0	4.7
Deferred income tax assets	20.2	24.1
Prepaid expenses and other current assets	12.8	12.9
Total current assets	188.1	197.2
PROPERTY AND EQUIPMENT, NET	113.0	114.1
FEATURE FILM PRODUCTION ASSETS, NET	29.7	26.5
TELEVISION PRODUCTION ASSETS, NET	10.4	5.8
INVESTMENT SECURITIES	22.0	7.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	23.5	10.9
OTHER ASSETS, NET	21.2	20.9
TOTAL ASSETS	$407.9	$382.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.4	$4.3
Accounts payable and accrued expenses	57.6	57.6
Deferred income	56.8	38.7
Total current liabilities	118.8	100.6
LONG-TERM DEBT	19.4	21.6
NON-CURRENT INCOME TAX LIABILITIES	1.9	1.7
NON-CURRENT DEFERRED INCOME	56.9	52.8
Total liabilities	197.0	176.7

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	362.0	353.7
Accumulated other comprehensive income	3.2	3.3
Accumulated deficit	(155.0)	(151.8)
Total stockholders’ equity	210.9	205.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$407.9	$382.6

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
OPERATING ACTIVITIES:
Net income (loss)	$14.9	$(22.5)
Adjustments to reconcile net income (loss) to net cash provided by/(used in) operating activities:
Amortization and impairments of feature film production assets	1.4	2.1
Amortization of television production assets	10.1	14.3
Depreciation and amortization	13.6	13.6
Services provided in exchange for equity instruments	(0.1)	(0.4)
Cash distribution received less than equity in earnings of affiliate	(0.1)	—
Other amortization	1.0	1.1
Stock-based compensation	7.8	4.9
Provision for doubtful accounts	0.4	—
Benefit from deferred income taxes	(8.7)	(15.9)
Other non-cash adjustments	0.1	(0.1)
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	0.9	6.5
Inventory	(1.2)	(1.2)
Prepaid expenses and other assets	(2.4)	2.2
Feature film production asset spend	(4.7)	(10.2)
Television production asset spend	(14.6)	(11.8)
Accounts payable, accrued expenses and other liabilities	1.2	4.3
Deferred income	8.4	8.4
Net cash provided by/(used in) operating activities	28.1	(4.7)
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(11.0)	(6.2)
Net proceeds from infrastructure improvement incentives	—	2.9
Purchases of short-term investments	(4.6)	(2.5)
Proceeds from sales and maturities of investments	6.1	16.8
Purchase of investment securities	(1.0)	(2.0)
Net cash (used in)/provided by investing activities	(10.5)	9.0
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	—	0.4
Repayment of long-term debt	(2.1)	(1.9)
Dividends paid	(18.1)	(18.0)
Debt issuance costs	(0.8)	(0.8)
Proceeds from issuance of stock	0.5	0.4
Excess tax benefits from stock-based payment arrangements	—	0.1
Net cash used in financing activities	(20.5)	(19.8)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2.9)	(15.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	47.2	32.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$44.3	$17.4
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$0.4	$1.3
Non-cash purchase of investment securities	$13.8	$—

World Wrestling Entertainment, Inc.
Supplemental Information - Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
	As reported	Adjusted	As reported	Fair Value Adjustment on Jet	Adjusted
Operating income (loss)	$7.3	$7.3	$(22.5)	1.6	$(20.9)
Investment, interest and other expense, net	(0.3)	(0.3)	(0.3)	—	(0.3)
Income (loss) before income taxes	7.0	7.0	(22.8)	1.6	(21.2)
Provision for (benefit from) income taxes	1.9	1.9	(8.3)	0.6	(7.7)
Net income (loss)	$5.1	$5.1	$(14.5)	$1.0	$(13.5)

Earnings (loss) per share:	$0.07	$0.07	$(0.19)	$0.01	$(0.18)

Reconciliation of Operating income to OIBDA
Operating income (loss)	7.3	7.3	(22.5)	1.6	(20.9)
Depreciation and amortization	5.9	5.9	7.9	(1.6)	6.3
OIBDA	$13.2	$13.2	$(14.6)	$—	$(14.6)

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Six Months Ended June 30, 2015		Six Months Ended June 30, 2014
	As reported	Adjusted	As reported	Fair Value Adjustment on Jet	Adjusted
Operating income (loss)	$22.4	$22.4	$(34.7)	1.6	$(33.1)
Investment, interest and other expense, net	(0.9)	(0.9)	(0.6)	—	(0.6)
Income (loss) before income taxes	21.5	21.5	(35.3)	1.6	(33.7)
Provision for (benefit from) income taxes	6.6	6.6	(12.8)	0.6	(12.2)
Net income (loss)	$14.9	$14.9	$(22.5)	$1.0	$(21.5)

Earnings (loss) per share:	$0.20	$0.20	$(0.30)	$0.01	$(0.29)

Reconciliation of Operating income to OIBDA
Operating income (loss)	22.4	22.4	(34.7)	1.6	(33.1)
Depreciation and amortization	11.8	11.8	12.9	(1.6)	11.3
OIBDA	$34.2	$34.2	$(21.8)	$—	$(21.8)

Non-GAAP Measures:
The Company defines OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.
Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Reconciliation of Operating Income to Adjusted OIBDA in Business Outlook
(In millions, except per share data)
(Unaudited)

WWE 2015 Q3 Business Outlook
Operating Income			Depreciation	OIBDA[1]			Adjustments to OIBDA	Adjusted OIBDA[2]

$6	-	$10	$7	$13	-	$17	$0	$13	-	$17

(1) We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

(2) Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. No such adjustments have been identified at this time. This adjusted measure should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net cash provided by/(used in) operating activities	$13.8	$4.7	$28.1	$(4.7)

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(5.3)	(2.0)	(11.0)	(6.2)

Free Cash Flow	$8.5	$2.7	$17.1	$(10.9)
Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.

World Wrestling Entertainment, Inc.
Supplemental Information - Pro Forma Income Statement & Reconciliation to GAAP Measures
Pro Forma Excludes Timing Impact of WrestleMania 30
(In millions, except per share data)
(Unaudited)

	Q2 2015	Q2 2014	Q2 2014	Q2 2014
Revenues:	Reported	Reported	WM 30 Timing	Pro forma
Media Division
Pay-per-view	$3.5	$23.8	$(17.8)	$6.0
WWE Classics On Demand	—	0.1	—	0.1
Subscriptions	36.6	19.4	—	19.4
Network	40.1	43.3	(17.8)	25.5
Television	52.1	43.8	—	43.8
Home Entertainment	3.1	5.4	—	5.4
Digital Media	3.8	5.2	—	5.2
Media Division	99.1	97.7	(17.8)	79.9
Live Events	26.4	40.3	(14.6)	25.7
Consumer Products Division
Licensing	11.3	5.5	—	5.5
Venue Merchandise	4.7	6.5	(2.6)	3.9
WWEShop	5.8	4.0	—	4.0
Consumer Products Division	21.8	16.0	(2.6)	13.4
WWE Studios	2.1	1.7	—	1.7
Corporate and Other	0.8	0.6	—	0.6
Total Revenues	$150.2	$156.3	$(35.0)	$121.3

OIBDA:
Media Division	$38.2	$6.4	$2.1	$8.5
Live Events	6.7	15.5	(10.4)	5.1
Consumer Products Division	9.9	5.1	(0.8)	4.3
WWE Studios	—	(0.2)	—	(0.2)
Corporate and Other	(41.6)	(41.4)	—	(41.4)
OIBDA	13.2	(14.6)	(9.1)	(23.7)
Depreciation & amortization	(5.9)	(7.9)	—	(7.9)
Operating income (loss)	7.3	(22.5)	(9.1)	(31.6)
Interest and other, net	(0.3)	(0.3)	—	(0.3)
Income (loss) before taxes	7.0	(22.8)	(9.1)	(31.9)
Provision for (benefit from) taxes	1.9	(8.3)	(3.3)	(11.6)

Net income (loss)	$5.1	$(14.5)	$(5.8)	$(20.3)

EPS - basic and diluted	$0.07	$(0.19)	$(0.08)	$(0.27)

Given that WrestleMania impacted subscriber growth in April 2015 and April 2014, the Company believes the timing impact of WrestleMania on second quarter 2014 results is best estimated from the direct contribution of the event to ticket sales, merchandise sales, pay-per-view revenue, and pay-per-view production costs (excluding any attribution of subscription revenue from WWE Network). With the evolution to a subscription based platform, the Company believes that the value of WrestleMania is reflected in the acquisition and retention of subscribers over longer periods of time as opposed to solely in the period in which the event occurs.